NOTICE OF BLACKOUT PERIOD

TO DIRECTORS AND EXECUTIVE OFFICERS

OF UMB FINANCIAL CORPORATION

Notice Date: November 7, 2003

        The UMB Financial Corporation Profit Sharing and 401(k) Savings Plan and the Employee Stock Ownership Plan (hereinafter collectively the “Plans”) will be subject to a blackout period (the “Blackout Period”) that will temporarily prevent the Plans’ participants from engaging in transactions in the common stock of UMB Financial Corporation (the “Company”) in their plan accounts. The Blackout Period is needed to complete the transition of the recordkeeping and administrative services from the Company’s subsidiary, UMB Bank, n.a., to Marshall and Ilsley Trust Company, n.a.

        During the Blackout Period, the Plans’ participants will be unable to request withdrawals or distributions from the Plans, to change their investment elections or request investment transfers, or to direct or diversify their investments under the Plans. The Blackout Period is expected to begin on December 23, 2003 and end on January 23, 2004.

        Under Section 306(a) of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission regulations, each director and executive officer of the Company is prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any equity security of the Company during the Blackout Period, if the director or executive officer acquired or previously acquired the equity security in connection with his or her service or employment as a director or officer of the Company. Consequently, during the Blackout Period, you may not purchase, sell or otherwise transfer or acquire any equity securities of the Company (or exercise any options or warrants) that you acquired in connection with your service as a director or executive officer of the Company.

        The foregoing prohibition is in addition to the restrictions on trading activity under the Company’s insider trading policy.

        Please note that any security of the Company that you purchase, sell or otherwise transfer during the Blackout Period will be automatically treated as acquired in connection with your service or employment with the Company unless you establish that the securities were acquired from another source and that such identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting purposes.

        If you have any questions about this notice or the Blackout Period, you should contact John Pauls, 1010 Grand Boulevard, Kansas City, MO 64106, telephone number (816) 860-7889.